UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2007

EDUCATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50952	37-1465722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fleet Street, Baltimore, Maryland 21202

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (410) 843-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On January 28, 2007, Educate, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Edge Acquisition, LLC, a Delaware limited liability company (“Parent”), Edge Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“MergerCo”), and the Company, pursuant to which MergerCo will merge with and into the Company, with the Company as the surviving corporation (the “Merger”). Parent is affiliated with certain affiliates of Sterling Partners and Citigroup Private Equity, and with Christopher Hoehn-Saric, Chairman and Chief Executive Officer of the Company (“Mr. Hoehn-Saric”). Peter Cohen, President and Chief Operating Officer, and certain other members of management are expected to participate in the transaction by continuing to hold options with respect to the surviving corporation after the consummation of the Merger.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Shares”), other than certain Shares owned by Mr. Hoehn-Saric and certain affiliates of Sterling Partners which will be contributed to Parent immediately prior to the effective time of the Merger, or shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be canceled and will be automatically converted into the right to receive $8.00 in cash.

Completion of the Merger is subject to customary closing conditions, including, among others, (i) approval by the Company’s stockholders, (ii) expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period and (iii) the absence of any order or injunction prohibiting the consummation of the Merger.

The Merger Agreement contains certain termination rights for each of the Company, Parent and MergerCo. The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay Parent a termination fee of $16.0 million or reimburse Parent for expenses incurred by either Parent or MergerCo. The Merger Agreement further provides that, upon termination under specified circumstances, Parent would be required to pay the Company a termination fee of $16.0 million. Parent’s obligation to pay the termination fee is guaranteed by certain private equity funds affiliated with Sterling Partners and Citigroup Private Equity in separate limited guarantees delivered in connection with the delivery of the Merger Agreement. The limited guarantees are attached as exhibits hereto and incorporated herein by reference.

Apollo Sylvan, LLC and Apollo Sylvan II, LLC, holders of approximately 53% of the Company’s common stock, have entered into a Voting Agreement agreeing to vote their shares in favor of the proposed merger.

An independent committee of the Company’s Board of Directors, consisting of certain members of the Company’s Board of Directors who are not members of management or affiliates of the buyer group (the “Negotiation Committee”), unanimously approved the Merger Agreement. The merger agreement was also approved by the Company’s Board of Directors. Credit Suisse, Houlihan Lokey Howard & Zukin Capital, Inc. and Goldman, Sachs & Co. acted as financial advisors to the Negotiation Committee.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference. The press release, issued on January 29, 2007, announcing the Merger Agreement, is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated as of January 28, 2007, by and among Edge Acquisition, LLC, Edge Acquisition Corporation and Educate, Inc.

10.1	Limited Guarantee, dated as of January 28, 2007, by Sterling Capital Partners, L.P. in favor of Educate, Inc.

10.2	Limited Guarantee, dated as of January 28, 2007, by Sterling Capital Partners II, L.P. in favor of Educate, Inc.

10.3	Limited Guarantee, dated as of January 28, 2007, by Citigroup Capital Partners II 2007 Citigroup Investment, L.P. in favor of Educate, Inc.

10.4	Limited Guarantee, dated as of January 28, 2007, by Citigroup Capital Partners II Employee Master Fund, L.P. in favor of Educate, Inc.

10.5	Limited Guarantee, dated as of January 28, 2007, by Citigroup Capital Partners II Onshore, L.P. in favor of Educate, Inc.

10.6	Limited Guarantee, dated as of January 28, 2007, by Citigroup Capital Partners II Cayman Holdings, L.P. in favor of Educate, Inc.

10.7	Limited Guarantee, dated as of January 28, 2007, by CGI CPE LLC in favor of Educate, Inc.

99.1	Press Release of Educate, Inc. dated January 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATE, INC.

By:	/s/ C. Alan Schroeder
Name:	C. Alan Schroeder
Title:	General Counsel and Secretary

Date: January 29, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 28, 2007, by and among Edge Acquisition, LLC, Edge Acquisition Corporation and Educate, Inc.

10.1	Limited Guarantee, dated as of January 28, 2007, by Sterling Capital Partners, L.P. in favor of Educate, Inc.

10.2	Limited Guarantee, dated as of January 28, 2007, by Sterling Capital Partners II, L.P. in favor of Educate, Inc.

10.3	Limited Guarantee, dated as of January 28, 2007, by Citigroup Capital Partners II 2007 Citigroup Investment, L.P. in favor of Educate, Inc.

10.4	Limited Guarantee, dated as of January 28, 2007, by Citigroup Capital Partners II Employee Master Fund, L.P. in favor of Educate, Inc.

10.5	Limited Guarantee, dated as of January 28, 2007, by Citigroup Capital Partners II Onshore, L.P. in favor of Educate, Inc.

10.6	Limited Guarantee, dated as of January 28, 2007, by Citigroup Capital Partners II Cayman Holdings, L.P. in favor of Educate, Inc.

10.7	Limited Guarantee, dated as of January 28, 2007, by CGI CPE LLC in favor of Educate, Inc.

99.1	Press Release of Educate, Inc. dated January 29, 2007.